SECURITIES AND EXCHANGE COMMISSION

	                Washington, D.C.  20549

	          _____________________________________

	                      FORM 8 - K

	                    CURRENT REPORT

	         Pursuant to Section 13 or 15(d) of the
 	            Securities Exchange Act of 1934

	           Date of Report:  October 2, 2000

	          ____________________________________

	                      IBP, inc.

	Delaware Corporation           001-06085	       42-0838666
	(state or other jurisdiction	(Commission	      (IRS Employer
	of incorporation)	             File Number)	Identification No.)


	                    800 Stevens Port Drive
	                   Dakota Dunes, SD  57049

	             Telephone Number:  (605) 235-2061
                  ____________________________________


Exhibits.
The exhibit index is contained on page 4 of this filing.

ITEM 5.	Other Events

		DLJ Merchant Banking Partners III, L.P., ("DLJMBP"), a private equity fund affiliated with Donaldson, Lufkin & Jenrette, Inc., has reached an agreement with the IBP, inc. ("IBP") Board of Directors to acquire the stock of IBP.  The agreement is subject to shareholder approval.  If approved, IBP will be merged with Rawhide Acquisition Corporation ("Merger"), and each share of IBP common stock outstanding immediately prior to the Merger will be converted into a right to receive $22.25 in cash.  After completion of the Merger, DCJMBP and affiliated funds will be the majority owner of IBP, and other investors will include Archer Daniels Midland Company, Booth Creek Partners and certain IBP management employees.

ITEM 7.	Financial Statements and Exhibits

(c)	Exhibits:

		The exhibits listed below are furnished in accordance with the provisions of
Item 601 of Regulation S-K.

	  2(a)  Press release dated October 2, 2000 announcing DLJ Merchant Banking
         Partnership III to Acquire IBP for $2.4 Billion in cash and the assumption and refinancing of approximately $1.4 Billion in debt.
	  2(b)  Agreement and Plan of Merger, dated as of October 1, 2000 among IBP inc., Rawhide Holdings Corporation and Rawhide Acquisition.

	SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the under-signed hereunto duly authorized.



				IBP, inc.


Date:  October 2, 2000      		By: /S/ Sheila B. Hagen
                                  ----------------------
						                            Sheila B. Hagen



	 INDEX TO EXHIBITS



Exhibit Number In Rule
(Referenced to sequential
numbering system in Item
601 of Regulation S-K)	  Description of Exhibit	             Page Number


2(a)			        Press release dated October 2, 2000	      5
                 		  announcing DLJ Merchant Banking
		              Partnership III to Acquire IBP for
		              $2.4 Billion in cash and the
		              assumption and refinancing of
		              approximately $1.4 Billion in debt.


2(b)			        Agreement and Plan of Merger, dated as	      8
			        of October 1, 2000 among IBP, inc.
			        Rawhide Holdings Corporation and Rawhide
			        Acquisition





Exhibit 2(a)


DLJ MERCHANT BANKING PARTNERS III
TO ACQUIRE IBP FOR $3.8 BILLION

NEW YORK, NY, October 2, 2000--Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ) and IBP, inc. (NYSE: IBP), jointly announced today that Rawhide Holdings Corporation, a wholly owned subsidiary of DLJ Merchant Banking Partners III, L.P., a private equity fund affiliated with Donaldson, Lufkin & Jenrette, Inc., has reached an agreement to acquire the stock of IBP for approximately
$2.4 billion in cash plus the refinancing and assumption of approximately $1.4 billion in debt for total consideration of approximately $3.8 billion. Once the purchase is completed in early 2001, DLJ Merchant Banking Partners III and affiliated funds will become the majority owner of IBP. Other investors will include Archer Daniels Midland Company (NYSE: ADM), Booth Creek Partners and certain IBP management employees.

DLJ is one of the nation's leading integrated investment and merchant banks. IBP is the world's largest producer of high quality fresh beef and pork and is a leading supplier of premium, fully prepared meats and other consumer-ready foods.

The agreement, reached late Sunday, provides that Rawhide
Acquisition Corporation, a wholly owned subsidiary of Rawhide Holdings Corporation, will be merged with and into IBP. Each share of IBP common stock outstanding immediately prior to the merger will be converted into the right to receive $22.25 in cash. The board of directors of IBP, based on the unanimous recommendation of a special committee composed of IBP directors not employed by IBP or DLJ, has approved the transaction and recommended that IBP shareholders approve the transaction.

There are currently approximately 106 million shares of IBP common stock outstanding. IBP common stock is traded on the New York Stock Exchange. The last reported sale price of the common stock on Friday, September 22, 2000 was $18.31.

Robert L. Peterson, Chairman and CEO of IBP, stated, "This transaction allows stockholders to receive cash for all their shares at a very attractive price. Another advantage is that DLJ Merchant Banking Partners III will be an excellent source of capital for IBP to implement our long-term business plan." IBP management will remain in place following the merger. No changes in operations or staffing are expected.

Thompson Dean, Managing Partner of DLJ Merchant Banking
Partners III, said, "We are excited to invest in a company that has such exciting growth prospects as well as strong management. We look forward to providing management with the capital to aggressively grow these businesses."


-more-
The merger is subject to customary conditions, including receipt of certain required government approvals. In addition, the transaction is subject to the approval of holders of a majority of the shares of IBP common stock voting at a special meeting, excluding those shares held by persons who will have an interest in the buyout entity. IBP shareholders will receive a proxy in the mail providing details about the acquisition, as well as voting instructions.

J.P. Morgan advised the special committee of IBP and provided a fairness opinion regarding the proposed transaction.

Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital;
correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 11,300 people worldwide and maintains offices in 13 cities in the United States and 16 cities in Europe, Latin America and Asia. The company has two classes of common stock trading on the New York Stock
Exchange. Shares trading under the ticker symbol "DLJ" represent Donaldson, Lufkin & Jenrette, Inc. Shares trading under the ticker symbol "DIR" track the performance of DLJdirect, its online brokerage business.
For more information on Donaldson, Lufkin & Jenrette, refer to the company's web site (www.dlj.com).

Headquartered in Dakota Dunes, South Dakota, IBP has more than 60 production sites in North America, joint venture operations in China, Ireland and Russia and sales offices throughout the world. The company, which generated sales of $14.1 billion in 1999, employs 49,000 people.

IBP has four business segments: the IBP Fresh Meats Company, Foodbrands America, Inc., the Consumer Branded Products
Group and the IBP International Sales Company.

- The Fresh Meats Company produces boxed and case-ready beef and pork products for grocery chains, meat distributors, wholesalers, retailers, restaurants and other meat processors. Allied products such as hides for leather and ingredients for cosmetics, pharmaceuticals and pet foods are also produced by this operating unit.
- Foodbrands America is a network of companies involved in the production of higher margin prepared foods such as deli meats, bacon, sausage, pizza toppings, appetizers and Mexican entrees. These products are sold under a variety of brand names to both retail and foodservice customers.
- The mission of the Consumer Branded Products Group is to build the company's new Thomas E. Wilson master brand.
IBP is currently producing case-ready fresh beef and pork under the Thomas E. Wilson label and is test marketing cooked meats under the same name. This unit also oversees the production of bacon, hot dogs, lunch meats, hams and sausage sold under several other retail brand names.
- The IBP International Sales Company coordinates IBP's growing export of fresh meat products and is also responsible for international marketing of products produced by Foodbrands.


-more-
More information on IBP and its operations are available on the company's web site (www.ibpinc.com).

IBP will be filing a proxy statement/prospectus and other relevant documents concerning the transaction with the SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the documents free of charge at the SEC's web site (www.sec.gov).


####

	Contacts:		Gary Mickelson, IBP Public Affairs
Department, 605-235-2986
			Peter Cullum, Donaldson, Lufkin &
Jenrette, 212-892-3555





Exhibit 2(b)

          Agreement and Plan of Merger









               AGREEMENT AND PLAN OF MERGER
                       dated as of
                    October 1, 2000
                         among
                       IBP, INC.
             RAWHIDE HOLDINGS CORPORATI0N
                          and
            RAWHIDE ACQUISITION CORPORATION


TABLE OF CONTENTS
                                                     Page
ARTICLE 1
     DEFINITIONS
     Section 1.01.      Definitions	                         1

ARTICLE 2

     THE MERGER
     Section 2.01.	The Merger	                         3
     Section 2.02.     	Conversion of Shares	             4
     Section 2.03.	Surrender and Payment	             4
     Section 2.04.	Dissenting Shares	                   5
     Section 2.05.	Stock Options                        6
     Section 2.06.	Withholding Rights	             6

ARTICLE 3
     THE SURVIVING CORPORATION
     Section 3.01.	Certificate of Incorporation	       7
     Section 3.02.	Bylaws	                         7
     Section 3.03.	Directors and Officers	             7

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Section 4.01.	Corporate Existence and Power	       7
     Section 4.02.	Corporate Authorization	             7
     Section 4.03.	Governmental Authorization	       7
     Section 4.04.	Non-contravention         	       8
     Section 4.05.	Capitalization	                   8
     Section 4.06.	Subsidiaries	                   9
     Section 4.07.	SEC Filings     	                   9
     Section 4.08	      Financial Statements	            10
     Section 4.09.	Disclosure Documents	            10
     Section 4.10.	Absence of Certain Changes	      11
     Section 4.11.	No Undisclosed Material Liabilities	12
     Section 4.12.	Litigation	                        13
     Section 4.13.	Taxes	                              13
     Section 4.14.	ERISA	                              14
     Section 4.15.	Labor Matters	                  16
     Section 4.16.	Compliance with Laws	            17
     Section 4.17.	Licenses and Permits	            17
     Section 4.18.	Intellectual Property	            17
     Section 4.19.	Environmental Matters	            18
     Section 4.20.	Finders' Fees	                  19
     Section 4.21.	Inapplicability of Certain
                         Restrictions	                  19
     Section 4.22.	Rights Plan	                        19

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF PARENT
     Section 5.01.	Corporate Existence and Power	      20
     Section 5.02.	Corporate Authorization	            20
     Section 5.03.	Governmental Authorization	      20
     Section 5.04.	Non-contravention	                  20
     Section 5.05.	Disclosure Documents	            20
     Section 5.06.	Finders' Fees	                  21
     Section 5.07.	Financing	                        21
     Section 5.08.	Ownership of Shares	            22
     Section 5.09.	Ownership of Parent Stock	      22

ARTICLE 6
     COVENANTS OF THE COMPANY
     Section 6.01.	Conduct of the Company	            22
     Section 6.02.	Stockholder Meeting; Proxy Material	24
     Section 6.03.	Access to Information	            24
     Section 6.04.	Other Offers	                  25
     Section 6.05.	Notices of Certain Events	      27
     Section 6.06.	Resignation of Directors	      27

ARTICLE 7
     COVENANTS OF PARENT
     Section 7.01.	SEC Filings        	            27
     Section 7.02.	Confidentiality	                  28
     Section 7.03.	Voting of Shares	                  28
     Section 7.04.	Director and Officer Liability      28
     Section 7.05.	Employee Matters	                  28
     Section 7.08.	Financing	                        28
     Section 7.07.	Other Arrangements	            29
     Section 7.08.	Obligations of Merger Co.	      29
     Section 7.09.	Amendments to the Voting Agreement	29
     Section 7.10.	Acquisitions of Shares	            29
     Section 7.11.	Notices of Certain Events	      29

ARTICLE 8
     COVENANTS OF PARENT AND THE COMPANY
     Section 8.01.	Best Efforts	                  29
     Section 8.02.	Certain Filings	                  30
     Section 8.03.	Public Announcements	            31
     Section 8.04.	Further Assurances	            31

ARTICLE 9
     CONDITIONS TO THE MERGER
     Section 9.01.	Conditions to the Obligations of Each Party 31
     Section 9.02.	Conditions to the Obligations of Parent and
                         Merger Co.	                                31
     Section 9.03.	Condition to the Obligation of the Company  33

ARTICLE 10
     TERMINATION
     Section 10.01.	Termination      	                         34
     Section 10.02	Effect of Termination                      35

ARTICLE 11
     MISCELLANEOUS
     Section 11.01.	Notices	                               35
     Section 11.02.	Survival of Representations and Warranties 36
     Section 11.03.	Amendments; No Waivers	                   36
     Section 11.04.	Expenses	                               37
     Section 11.05.	Successors and Assigns; Benefit	       37
     Section 11.06.	Governing Law	                         37
     Section 11.07.	Counterparts; Effectiveness                37





AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER dated as of October 1, 2000 among IBP, inc., a Delaware corporation (the "Company"), Rawhide Holdings Corporation, a Delaware corporation ("Parent"), and Rawhide Acquisition Corporation, a
Delaware corporation and a wholly-owned subsidiary of
Parent ("Merger Co.").
W I T N E S S E T H:
WHEREAS, as of the date of execution of this Agreement, all of the outstanding capital stock of Parent is owned, in the aggregate, by DLJ Merchant Banking Partners III, L.P.
("DLJMB");
WHEREAS, Parent and Merger Co. are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain
beneficial and record stockholders of the Company (the "Stockholders") enter into a Voting Agreement and
Irrevocable Proxy (the "Voting Agreement") providing for certain actions relating to certain of the shares of common stock of the Company owned by them; and
WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined in Section 2.01)
and also to prescribe certain conditions to the Merger;
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions. Each of the following terms is defined in the Section set forth opposite such term:
Term                                          Section
Acquisition Proposal                           6.04
Balance Sheet	                             4.08
Balance Sheet Date	                       4.08
Code	                                         4.14
Common Stock	                             4.05
Company Disclosure Documents	                 4.09
Company Proxy Statement	                       4.09
Company Stockholder Meeting	                 6.02
Company Securities	                       4.05
Company 10-K	                             4.07
Company 10-Qs	                             4.07
Confidentiality Agreement	                 7.02
Delaware Law	                             2.01
Dissenting Shares	                             2.04
DLJ Bridge Fund	                             5.07
DLJ Senior Debt Fund	                       5.07
DLJMB	                                       recitals
DLJSC	                                         5.06
Effective Time	                             2.01
Exchange Act	                             4.03
Exchange Agent	                             2.03
Employee Plans	                             4.14
Environmental Laws	                       4.19
Environmental Permits	                       4.19
ERISA	                                         4.14
ERISA Affiliate	                             4.14
Exchange Agent	                             2.03
Financing	                                   5.07
Financing Agreements	                       5.07
Financing Entities	                       5.07
Hazardous Substances	                       4.19
HSR Act	                                   4.03
Intellectual Property Right	                 4.18
International Plan	                       4.14
Lien	                                         4.04
Material Adverse Effect	                       4.01
Merger	                                   2.01
Merger Co. Common Stock	                       2.02
Merger Consideration	                       2.02
Multiemployer Plan	                       4.14
Option	                                   2.05
Parent Disclosure Documents	                 7.01
Payment Event	                             6.04
Permits	                                   4.17
Person	                                   2.03 and 6.04
Pre-Closing Tax Period	                       4.13
Preferred Stock	                             4.05
Representatives	                             6.03
Required Amounts	                             5.07
Returns	                                   4.13
SEC	                                         4.07
Share	                                         2.01
Special Committee	                             2.01
Stockholders	                             recitals
Subsidiary	                                   4.06
Subsidiary Securities	                       4.06
Superior Proposal	                             6.04
Surviving Corporation	                       2.01
Surviving Corporation Common Stock	           2.02
Tax Asset	                                   4.13
Termination Fee	                             6.04
Title IV Plan	                             4.14
Transaction Statement	                       7.01
Voting Agreement	                             recitals

ARTICLE 2
THE MERGER
Section 2.01. The Merger. (a) At the Effective Time (as defined below), Merger Co. shall be merged (the "Merger") with and into the Company in accordance with Delaware Law
(as defined below), whereupon the separate existence of Merger Co. shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").
(b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Co. will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the
"Effective Time").
(c)    From and after the Effective Time, the
Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under Delaware Law.
(d) The Company hereby represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised of all of the members of the Board of Directors other than Messrs.
Bond, Chalsty, Leman and Peterson (the "Special
Committee"), has with Messrs. Bond, Leman and Peterson abstaining (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, which approval satisfies in full the requirements of Section 203 of the General Corporation Law of the State of Delaware
(the "Delaware Law") with respect to the transactions contemplated hereby, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger to its stockholders. The Company further represents that J.P. Morgan Securities Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Merger is fair to the holders of shares of common stock of the Company, par value $0.05 per share (each, a "Share"), from a financial point of view. The Company has been advised that all of its directors and executive officers intend to vote all of their Shares in favor of approval and adoption of this Agreement and the Merger.

Section 2.02.   Conversion of Shares. At the Effective Time:
(a)    each Share held by the Company or any
Subsidiary as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective
Time shall be canceled, and no payment shall be made with respect thereto;
(b) each share of common stock, par value $0.05 per share, of Merger Co. ("Merger Co. Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.05 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and
(c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in
Section 2.02(a) or as provided in Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive in cash from Merger Co. an amount equal to $22.25 (the "Merger Consideration").

Section 2.03.   Surrender and Payment.  (a) Prior to the
mailing of the Company Proxy Statement (as defined in
Section 4.09), Parent shall appoint an agent (the
"Exchange Agent") for the purpose of exchanging
certificates representing Shares for the Merger
Consideration.  Parent shall cause Merger Co. to make
available to the Exchange Agent, as soon as reasonably
practicable as of or after the Effective Time, the Merger
Consideration to be paid in respect of the Shares.  For
purposes of determining the Merger Consideration to be
made available, Parent shall assume that no holder of
Shares will perfect appraisal rights with respect to such
Shares.  Promptly after the Effective Time, the Surviving
Corporation will send, or will cause the Exchange Agent to
send, to each holder of Shares at the Effective Time a
letter of transmittal for use in such exchange (which
shall specify that the delivery shall be effected, and
risk of loss and title shall pass, only upon proper
delivery of the certificates representing Shares to the
Exchange Agent).
(b)    Each holder of Shares that have been converted
into a right to receive the Merger Consideration, upon
surrender to the Exchange Agent of a certificate or
certificates representing such Shares, together with a
properly completed letter of transmittal covering such
Shares, will be entitled to receive the Merger
Consideration payable in respect of such Shares.  Until so
surrendered, each such certificate shall, after the
Effective Time, represent for all purposes, only the right
to receive such Merger Consideration.  No interest will be
paid or will accrue on the Merger Consideration.
(c)    If any portion of the Merger Consideration is
to be paid to a Person other than the registered holder of
the Shares represented by the certificate or certificates
surrendered in exchange therefor, it shall be a condition
to such payment that the certificate or certificates so
surrendered shall be properly endorsed or otherwise be in
proper form for transfer and that the Person requesting
such payment shall pay to the Exchange Agent any transfer
or other taxes required as a result of such payment to a
Person other than the registered holder of such Shares or
establish to the satisfaction of the Exchange Agent that
such tax has been paid or is not payable.  For purposes of
this Agreement, "Person" means an individual, a
corporation, a limited liability company, a partnership,
an association, a trust or any other entity or
organization, including a government or political
subdivision or any agency or instrumentality thereof.
(d)    After the Effective Time, there shall be no
further registration of transfers of Shares.  If, after
the Effective Time, certificates representing Shares are
presented to the Surviving Corporation, they shall be
canceled and exchanged for the consideration provided for,
and in accordance with the procedures set forth, in this
Article 2.
(e)    Any portion of the Merger Consideration made
available to the Exchange Agent pursuant to Section
2.03(a) that remains unclaimed by the holders of Shares
six months after the Effective Time shall be returned to
the Surviving Corporation, upon demand, and any such
holder who has not exchanged his Shares for the Merger
Consideration in accordance with this Section prior to
that time shall thereafter look only to the Surviving
Corporation for payment of the Merger Consideration in
respect of his Shares.  Notwithstanding the foregoing, the
Surviving Corporation shall not be liable to any holder of
Shares for any amount paid to a public official pursuant
to applicable abandoned property laws.   Any amounts
remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section
2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving
Corporation, upon demand.

Section 2.04.   Dissenting Shares.  Notwithstanding Section
2.02, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting
Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to
Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section
262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section
262 of the Delaware Law, such holder shall forfeit the right to appraisal of such Shares and each such Share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger
Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.02 hereof.
 The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.
 The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05. Stock Options. (a) At or immediately prior to the Effective Time, each outstanding employee and director stock option to purchase Shares (each an "Option") granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid, subject to any required withholding of taxes, by the Surviving
Corporation promptly after the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of $22.25 per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. Notwithstanding the foregoing, the parties hereto may agree prior to the Effective Time that all or a portion of the Options shall not be canceled as provided in the previous sentence, but shall be converted into options to purchase stock of the Surviving Corporation in compliance with the requirements of Section 424 of the Code and the regulations thereunder.
(a) Prior to the Effective Time, the Company shall take all actions necessary (to the extent permitted) to accomplish the transactions described in Section 2.05(a), including, to the extent necessary, making any amendments to the terms of any such employee stock option or compensation plan or arrangement of the Company.

Section 2.06.   Withholding Rights.  Each of the Surviving
Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent made such deduction and withholding.


ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01.   Certificate of Incorporation.  The
certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

Section 3.02. Bylaws. The bylaws of Parent in effect at the Effective Time shall be the bylaws of the Surviving
Corporation until amended in accordance with applicable law.

Section 3.03.   Directors and Officers.  From and after the
Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law,
(a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation, and
(b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole
("Material Adverse Effect"). The Company has heretofore delivered to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

Section 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders by a majority vote in connection with the consummation of the Merger, have been duly authorized by all necessary corporate and stockholder action under the Company's constituent documents and the Delaware Law.
This Agreement constitutes a valid and binding agreement of the Company.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 (the "HSR Act"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange
Act").

Section 4.04.   Non-contravention.  Except as set forth in
Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of clauses 4.04(b), 4.04(c) and 4.04(d) for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

Section 4.05. Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $.05 per share (the "Common Stock") and 25,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the close of business on September 28, 2000, there were outstanding 105,575,778 shares of Common Stock and no shares of Preferred Stock. As of the close of business on September 22, 2000, there were outstanding stock options to purchase an aggregate of 4,986,039 Shares (of which options to purchase an aggregate of 2,541,525 Shares were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4.05 and this Section and except for changes since September 29, 2000 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

Section 4.06.   Subsidiaries.  (a) Each Subsidiary is a
corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement,
"Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 4.06.
(b) Except as set forth in Schedule 4.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and
(ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding
Subsidiary Securities.

Section 4.07. SEC Filings. (a) The Company has delivered to Parent (i) the Company's annual report on Form 10-K for the year ended December 25, 1999 (the "Company 10-K"),
(ii) its quarterly report on Form 10-Q for its fiscal quarter ended June 24, 2000 and its quarterly report on Form 10-Q for its fiscal quarter ended March 25, 2000
(together, the "Company 10-Qs") , (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange
Commission (the "SEC") since January 1, 1998.
(b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.08.   Financial Statements.  The audited
consolidated financial statements of the Company included in the Company 10-K and the unaudited consolidated financial statements of the Company included in the Company 10-Qs each fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended
(subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 25, 1999 set forth in the Company 10-K and "Balance Sheet Date" means
December 25, 1999.

Section 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company containing information required by Regulation
14A under the Exchange Act and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (the "Company
Proxy Statement"), if any, to be filed with the SEC in connection with the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information furnished to the Company by Parent in writing specifically for inclusion in the Company Disclosure Documents.
(b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective
Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company
Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company
Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.
(c) The information with respect to the Company or any Subsidiary that the Company furnishes in writing to Parent specifically for use in the Parent Disclosure
Documents (as defined in Section 7.01) will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10. Absence of Certain Changes. Except as set forth in Schedule 4.10 hereto, the Company 10-K or the Company 10-Qs, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:
(a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse
Effect;
(b) other than regular quarterly dividends in an amount not in excess of $.025 per share per quarter, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;
(c) any amendment of any material term of any outstanding security of the Company or any Subsidiary that could reasonably be expected to be materially adverse to the Company;
(d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
(e) any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;
(f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;
(g)    any damage, destruction or other casualty loss
(whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, that has had or would reasonably be expected to have a Material Adverse
Affect, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;
(i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;
(j) any (i) grant of any severance or termination pay to any director or executive officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any Subsidiary, (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the case of clauses (iii) and (iv) in the ordinary course of business consistent with past practice;
(k)    any labor dispute, other than routine
individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which have had or could reasonably be expected to have a Material Adverse Effect;
or
(l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

Section 4.11. No Undisclosed Material Liabilities. Except as set forth in Schedule 4.11, the Company 10-K or the Company 1O-Qs, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:
(a) liabilities disclosed or provided for in the Balance Sheet;
(b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or as otherwise specifically contemplated by this Agreement;
(c)    liabilities under this Agreement; and
(d) other liabilities which individually or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.

Section 4.12. Litigation. Except as set forth in Schedule 4.12, the Company 10-K or the Company 10-Qs, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which as of the date hereof in any manner challenges or seeks to prevent enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13.   Taxes.  (a) Except as set forth in Schedule
4.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse
Effect:
(i) all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a
"Pre-Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws;
as of the time of filing, the Returns were true and complete in all material respects;
(ii) the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes shown as due and payable on the Returns that have been filed;
(iii) the charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax
Period for which no Return has yet been filed) reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate to cover such taxes as of the Balance Sheet Date;
(iv) there is no claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or "tax asset" of the Company or any Subsidiary. For purposes of this Section 4.13, the term "tax asset" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could be carried forward or back to reduce taxes;
(v) there are no Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due; and
(vi) neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "tax", regardless of whether such tax is imposed on the Company or any Subsidiary.
(b)    For purposes of this Section 4.13, "tax" means
(i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which the Company or any of its Subsidiaries is the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

Section 4.14. ERISA. (a) Schedule 4.14 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability with respect to any employee or former employee of the Company or any Subsidiary (other than any such plan, contract, policy or arrangement that is an International Plan, as defined below). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section 4.14, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").
(b) Schedule 4.14 separately identifies each Employee Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below) (a "Title IV Plan"). Schedule 4.14 separately identifies each Employee Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Except as would not reasonably be expected to have a Material Adverse Affect, if a "complete withdrawal" by Seller and all of its ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, to the knowledge of the Company, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any withdrawal liability under Title IV of ERISA.
(c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under
Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such Employee Plan), and the Company knows of no circumstance giving rise to a material likelihood that such letter could be revoked by the Internal Revenue Service. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, other than any excise taxes which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    The consummation of the transactions
contemplated by this Agreement will not (either alone or together with any termination of employment) entitle any employee or independent contractor of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of material compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.
(e) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except for coverage under Section 4980B of the Code or coverage the full cost of which is paid for by the retired, former or current employee.
(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 25, 1999, except for any such increase which would not reasonably be expected to have a Material Adverse Effect.
(g) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.
(h) Except for any failures which would not be reasonably expected to have a Material Adverse Effect, all contributions and payments accrued under each Employee
Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.
(i)    Schedule 4.14(i) identifies each International
Plan (as defined below) covering 100 employees or more.
The Company has furnished to Parent copies of each International Plan. Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, except for any such increase which would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section, "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is intended primarily for the benefit of employees or beneficiaries based outside the U.S., (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

Section 4.15.   Labor Matters.  Except as set forth in
Schedule 4.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements arising out of collective bargaining agreements to which the Company or any Subsidiary is a party, (iii) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or (iv) activities or proceedings of any labor union or employee association to organize any such employees.
(b)    Except to the extent set forth in Schedule
4.15 and except for such matters as would not, individually or in the aggregate, have a Material Adverse
Effect, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(c)    Except to the extent set forth in Schedule
4.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil
Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

Section 4.16. Compliance with Laws. Except to the extent set forth in Schedules 4.11, 4.12 and 4.19, neither the Company nor any Subsidiary is in violation of, or has since January 1, 1999 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.17.   Licenses and Permits.  Except as set forth on
Schedule 4.17 and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries own, hold or possess adequate right to use all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") required in connection with the operation of the business of the Company and its Subsidiaries, (ii) the Permits are valid and in full force and effect, (iii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
Section 4.18. Intellectual Property. Except as set forth in Schedule 4.18, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse
Effect. For purposes of this Agreement, "Intellectual Property Right" means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how
(including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

Section 4.19. Environmental Matters. (a) Except for such matters, individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect or as set forth in Schedule 4.19, the Company 10-K or the Company 10-Qs:
(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;
(ii) there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;
(iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental
Permits; and
(iv) no Hazardous Substance has been
discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at any property now or previously owned, leased or operated by the Company or any Subsidiary.
For purposes of this Section 4.19(a), the "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.
(b)    Since January 1, 1997, except as set forth in
Schedule 4.19, there has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered (to the extent the Company has possession thereof) to Parent at least five days prior to the date hereof.
(c) Except as set forth in Schedule 4.19, neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has since January 1, 1997 conducted any operations, in New Jersey or Connecticut.
(d)    For purposes of this Section 4.19, the
following terms shall have the meanings set forth below:
"Environmental Laws" means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
"Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.
"Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, which in any event is regulated under Environmental Laws.

Section 4.20.   Finders' Fees.  Except for J.P. Morgan
Securities Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from Parent or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.21. Inapplicability of Certain Restrictions. The Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the Delaware Law. Except to the extent otherwise provided in the condition set forth in Section 9.03(c), the adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to the Company's Certificate of Incorporation or otherwise.

Section 4.22. Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.


ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to the Company as of the date hereof and as of the Effective Time that:

Section 5.01.   Corporate Existence and Power.  Each of
Parent and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, neither
Parent nor Merger Co. has engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby are within the corporate powers of Parent and Merger Co. and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Co..

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Co., (b) assuming compliance with the matters referred to in
Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Parent or Merger Co., or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Co. or to a loss of any benefit to which Parent or Merger Co. is entitled under any agreement, contract or other instrument binding upon Parent or Merger Co..

Section 5.05. Disclosure Documents. (a) The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy
Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company
Disclosure Document other than the Company Proxy
Statement, at the time of the filing thereof and at the time of any distribution thereof.
(b) The Parent Disclosure Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Parent Disclosure
Documents based upon information furnished to Parent in writing by the Company specifically for use therein.

Section 5.06. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. The Company has received copies of (a) a commitment letter dated October 1, 2000 from DLJMB and certain of its affiliated funds and entities, and certain other Persons pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase equity securities and debt securities of Parent for an aggregate amount equal to $1,194.2 million, (b) a letter dated
October 1, 2000 from DLJ Bridge Finance Inc. ("DLJ Bridge
Fund") pursuant to which DLJ Bridge Fund has committed, subject to the terms and conditions set forth therein, to purchase senior unsecured bridge notes of Merger Co. in the aggregate principal amount of up to $500.0 million and senior subordinated bridge notes of Merger Co. in the aggregate principal amount of up to $400.0 million, and
(c) a letter dated October 1, 2000 from DLJ Capital
Funding, Inc. ("DLJ Senior Debt Fund") pursuant to which
DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for senior terms loans to Merger Co. of up to an aggregate of $1,150.0 million and senior revolving loans of up to $500.0 million. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "Financing Entities," the commitments referred to above shall be referred to as the "Financing Agreements" and the financing to be provided thereunder shall be referred to as the "Financing." The aggregate proceeds of the Financing are in an amount sufficient to consummate the transactions contemplated hereby, including, without limitation, to pay the Merger Consideration, to repay certain existing indebtedness of the Company and its Subsidiaries, together with any interest, premium or penalties payable in connection therewith, but excluding the 7.95% senior notes due 2010, the 7.45% senior notes due 2007, the 6.125% senior notes due 2006, and the 7.125% senior notes due
2026 and certain existing capital leases, to provide a reasonable amount of working capital financing and to pay related fees and expenses (such amounts, the "Required
Amounts"). As of the date hereof, none of the letters relating to the Financing referred to above has been withdrawn and Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the letters relating to the Financing not being satisfied. Parent believes that the Financing will not create any liability to the directors and stockholders of the Company under any federal or state fraudulent conveyance or transfer law.
Parent further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, (i) the Surviving Corporation
(A) will not be insolvent, (B) will not be left with unreasonably small capital and (C) will not have incurred debts beyond its ability to pay such debts as they mature, and (ii) the capital of the Company will not be impaired.

Section 5.08. Ownership of Shares. (a) As of the date hereof, neither Parent nor Merger Co. beneficially owns any Shares, other than pursuant to or as a result of (i) the Voting Agreement and (ii) that certain letter agreement dated as of the date hereof by and among DLJ
Merchant Banking III, Inc. and the Stockholders, substantially in the form furnished to Parent.
(b) As of the date hereof, the Stockholders do not beneficially own any Shares except pursuant to, as a result of, or as disclosed in the Voting Agreement
(including the schedules thereto).

Section 5.09. Ownership of Parent Stock. (a) As of the date of execution of this Agreement, the proposed equity commitment of each proposed shareholder of Parent as of the Effective Time is as set forth in Schedule 5.09(a).
(b) Except as set forth in Schedule 5.09(b), as of the date hereof, there are no arrangements, understandings or agreements between any of Parent, Merger Co., DLJMB or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.


ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and unless consented to in writing by Parent, the Company will not and will cause its Subsidiaries not to:
(a) adopt or propose any change in its certificate of incorporation or bylaws;
(b) except pursuant to existing agreements or arrangements, or as specifically permitted by this
Agreement:
(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof for an amount in excess of $20 million in the aggregate, or sell, lease or otherwise dispose of a subsidiary or an amount of assets or securities for an amount in excess of $125 million in the aggregate;
(ii) make any investment in an amount in excess of $20 million in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $20 million in the aggregate, any property or assets of any other individual or entity;
(iii) other than in the ordinary course of business consistent with past practice, waive, release, grant, or transfer any rights of material value;
(iv) other than in the ordinary course of business consistent with past practice, modify or change in any material respect any existing material license, lease, contract, or other document;
(v) incur, assume or prepay an amount of long-term or short-term debt in excess of $125 million in the aggregate (net of cash and marketable securities);
(vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $10 million in the aggregate;
(vii) make any loans, advances or capital contributions to, or investments in, any other person which are in excess of $20 million in the aggregate; or
(viii) authorize any new capital expenditures which, individually or in the aggregate, would cause total capital expenditures for the calendar year 2000 and the first quarter of calendar year 2001 to exceed $565 million.
(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except regular quarterly dividends, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or, other than consistent with its past practice of acquiring Shares to meet its obligation to reserve and issue Shares under any stock option or compensation plan or arrangement of the Company, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;
(d) except as specifically permitted by this Agreement, adopt or amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);
(e) except as set forth in Schedule 6.01, pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;
(f) other than in the ordinary course of business consistent with past practice and except as set forth in
Schedule 6.01, make or change any material tax election or settle or compromise any material income tax liability;
(g) except as set forth in Schedule 6.01, approve any new labor agreements;
(h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures;
(i)    agree or commit to do any of the foregoing; or
(j) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

Section 6.02.   Stockholder Meeting; Proxy Material.  The
Company shall cause a meeting of its stockholders (the
"Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.04, the Board of
Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation.
In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) subject to Section
6.04, will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

Section 6.03. Access to Information. From the date hereof until the Effective Time, the Company will (a) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the "Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, (b) provide the Representatives access to and the right to consult with representatives of the Company handling any labor negotiations with any union representing employees of the Company, (c) furnish to Parent and the Representatives such financial and operating data and other information as such Persons may reasonably request in order to complete the transactions contemplated hereby and (d) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the Subsidiaries; provided that (i) any information provided to Parent or the Representatives pursuant to this Section shall be subject to the Confidentiality Agreement and (ii) Parent shall inform the Representatives receiving such information of the terms of the Confidentiality Agreement and shall be responsible for any breach by such Representatives of such Confidentiality Agreement; and provided further that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder.

Section 6.04. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (x) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person (as defined below)
(other than Parent) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition
Proposal or (z) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to a confidentiality letter deemed appropriate by the Special Committee (a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a Person who in the judgment of the Special Committee has made a bona fide Acquisition
Proposal, (ii) engaging in discussions or negotiations with such a Person who in the judgment of the Special
Committee has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of an Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 6.02 and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i), (ii) and
(iv) only if (i) the Company has complied with the terms of this Section 6.04, (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Proposal, and
(iii) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Section 6.04, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its affiliates.
"Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 50% of the voting power of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.
"Superior Proposal" means any bona fide written Acquisition
Proposal which (i) the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is (a) more favorable to the Company and its stockholders from a financial point of view than the transaction contemplated hereunder, and (b) reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by the Person making such Acquisition Proposal.
(b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, if pursuant to
(x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two business days following such Payment Event, a fee of $59,000,000 (the "Termination Fee").
"Payment Event" means (x) the termination of this Agreement by the Company or Parent pursuant to Sections 10.01 (d) or
(e); or (y) the termination of this Agreement pursuant to
Section 10.01(b) or (f) if at the time of such termination
(or, in the case of a termination pursuant to Section
10.01(f), at the time of the stockholders meeting), there shall have been outstanding an Acquisition Proposal pursuant to which stockholders of the Company would receive cash, securities or other consideration having an aggregate value in excess of $ 22.25 per Share, and within six months of any such termination described in clause (y) above the Company enters into a definitive agreement for or consummates such Acquisition Proposal or another
Acquisition Proposal with a higher per Share value than such Acquisition Proposal.
(c)    Upon the termination of this Agreement
pursuant to Sections 10.01(d), (e) or (f) the Company shall reimburse Parent and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the Financing for the transactions contemplated by this Agreement (including fees payable to the Financing
Entities and their respective counsel) subject to a maximum reimbursement amount of $7,500,000.
(d) The Company acknowledges that the agreements contained in this Section 6.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Merger Co.
would enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.04, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.
(e)    This Section 6.04 shall survive any
termination of this Agreement, however caused, except a termination pursuant to Section 10.01(a) or (c).

Section 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:
(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;
(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

Section 6.06.   Resignation of Directors.  Prior to the
Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company (except as requested by Parent) effective at the Effective Time.


ARTICLE 7
COVENANTS OF PARENT
Parent agrees that:

Section 7.01. SEC Filings. As soon as practicable after the date of announcement of the execution of the Merger
Agreement, Parent shall file (separately, or as part of the Company Proxy Statement) with the SEC, if required, a Rule 13E-3 Transaction Statement (the "Transaction
Statement") with respect to the Merger (together with any supplements or amendments thereto, collectively the "Parent Disclosure Documents"). Parent and the Company each agrees to correct any information provided by it for use in the Parent Disclosure Documents if and to the extent that it shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Parent Disclosure Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The
Company and its counsel shall be given an opportunity to review and comment on each Parent Disclosure Document prior to its being filed with the SEC.

Section 7.02.   Confidentiality.  The Confidentiality
Agreement dated July 5, 2000 between the Company and DLJ
Merchant Banking III, Inc. (the "Confidentiality
Agreement") shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

Section 7.03. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company in its last full fiscal year for such insurance, then Parent shall cause the Surviving Corporation to provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

Section 7.05. Employee Matters. Parent agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees (other than any stock option or other equity based incentive plan currently provided by the Company); provided, however, that this Section 7.05 shall not apply to any employees represented for purposes of collective bargaining. Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan.

Section 7.06. Financing. Parent shall use its reasonable best efforts to obtain the Financing. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, Parent will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

Section 7.07. Other Arrangements. Parent shall promptly notify the Company of any arrangements, understandings or agreements entered into prior to the Company Stockholder
Meeting between Parent, Merger Co., DLJMB or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.

Section 7.08. Obligations of Merger Co. Parent will take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.09. Amendments to the Voting Agreement. Neither Parent nor Merger Co. will agree to any amendment of, or waiver of compliance with, clauses 4(iii) or 15 of the Voting Agreement, without the prior written consent of the Company.

Section 7.10.   Acquisitions of Shares.  Neither Parent nor
Merger Co. will acquire any Shares prior to the Closing or the termination of this Agreement, other than Shares owned beneficially by any Stockholder.

Section 7.11. Notices of Certain Events. Parent shall promptly notify the Company of:
(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;
(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.


ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY
The parties hereto agree that:

Section 8.01.   Best Efforts.  Subject to the terms and
conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to Section 6.04, each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall use its best efforts to eliminate any impediment under any antitrust, competition or trade regulation laws that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable, which, in the case of Parent, shall be construed to include the reallocation of the proposed ownership by stockholders of Parent other than DLJMB and its affiliates so as to address any such impediment.

Section 8.02. Certain Filings. (a) The Company and Parent shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Disclosure Documents and the Parent Disclosure Documents, and (ii) such actions as may be required to have the Company Proxy Statement cleared by the SEC, in each case as promptly as practicable.
(b) The Company agrees to provide all necessary and reasonable cooperation, in connection with the arrangement of any financing to be consummated contemporaneous with the consummation of the Merger including without limitation, (x) allowing the participation by its officers in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including allowing for a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by Parent; provided that the Company shall not be liable for any fees or expenses incurred in connection with such activities in the event that the Merger is not consummated.
(c) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and Parent Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 8.04.   Further Assurances.  At and after the
Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Co. to consummate the Merger are subject to the satisfaction of the following conditions:
(a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware
Law;
(b)    any applicable waiting period under the HSR
Act relating to the Merger shall have expired or been terminated;
(c)    no provision of any applicable law or
regulation and no judgment, injunction, order of decree shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and Parent shall each use its reasonable efforts to have any such judgment, order, decree or injunction vacated; and
(d) All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement (including the Financing).

Section 9.02.   Conditions to the Obligations of Parent and
Merger Co.. The obligations of Parent and Merger Co. to consummate the Merger are subject to the satisfaction or waiver by Parent of the following further conditions:
(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except as affected by actions specifically permitted by this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date) and (iii)
Parent shall have received a certificate signed on behalf of the Company by the President or any Vice President of the Company to the foregoing effect;
(b) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency or any action or proceeding by any other person that has a reasonable likelihood of success, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit
Parent's ownership or operation (or that of its subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of any shares of the Company or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any shares of the Company, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);
(c) Parent shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Parent;
(d) funds in an amount at least equal to the Required Amounts shall have been made available to Parent and Merger Co. as contemplated in Section 5.07;
(e)    the holders of not more than 5% of the
outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law;
(f) any consent or approval required under the agreements, contracts or other instruments listed on
Schedule 9.02 as a result of the execution of this Agreement or the transactions contemplated hereby have been received by the Company, and no such consent or approval shall have been revoked;
(g) total indebtedness (long and short term), net of cash and marketable securities, of the Company and its Subsidiaries as of the Effective Time shall not exceed
$1.5 billion; and
(h) the Company shall not have revalued any of its assets, including, without limitation, writing down the value of inventory in any manner or writing-off notes or accounts receivable in any manner if the effect of such revaluation would reasonably be expected to be a Material
Adverse Effect.

Section 9.03.   Condition to the Obligation of the Company.
The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:
(a) (i) Each of Parent and Merger Co. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except as affected by actions specifically permitted by this Agreement, the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date) and (iii) the Company shall have received a certificate signed by the President or any Vice President of Parent to the foregoing effect.
(b) The Board of Directors of the Company shall have received advice reasonably satisfactory to the Special Committee from an independent advisor (who may also be advisor to the Financing Entities) selected with reasonable care by or on behalf of the Company confirming the belief of Parent set forth in the last sentence of
Section 5.07.
(c) This Agreement shall have been approved by the holders of a majority of the Shares voting (whether in person or by proxy) at the Company Stockholder Meeting other than Shares owned beneficially by any Person identified in Schedule 9.03(c) or by an affiliate of any such Person (except as to any such affiliate Shares owned in a financing or advisory capacity). This condition shall not be waived by the Company unless (i) it has given written notice of its intention to so waive to the stockholders of the Company at least 10 business days prior to the Company Stockholder Meeting, (ii) such notice is filed with the SEC, if required, and (iii) if such notice is so filed, it complies as to form in all material respects with the applicable requirements of the Exchange
Act (except as to any information furnished to the Company by Parent in writing specifically for inclusion in such notice).


ARTICLE 10
TERMINATION

Section 10.01.   Termination. This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent, if the Merger has not been consummated by March 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;
(c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;
(d) by Parent if the Board of Directors of the Company shall have withdrawn, or modified or amended in a manner adverse to Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for Shares) or if the Company has failed to call the Company
Stockholder Meeting or failed to mail the Company Proxy
Statement to its stockholders within 20 days after being cleared by the SEC or failed to include in such statement the recommendation referred to above;
(e) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies
Parent in writing at least three days prior to the proposed effectiveness of such termination that it intends to enter into such an agreement, attaching a description of the material terms and conditions thereof and permits
Parent, within such three business day period to submit a new offer, which shall be considered by the Special
Committee in good faith (it being understood that the Company shall not enter into any such binding agreement during such three day period) and (ii) the Company prior to such termination pursuant to this clause 10.01(e) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 6.04. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; and
(f) by either the Company or Parent if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon, the requisite stockholder adoption and approval shall not have been obtained.
The party desiring to terminate this Agreement pursuant to Sections 10.01(b)-10.01(f) shall give written notice of such termination to the other party in accordance with
Section 11.01.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for breach of this Agreement; provided that, in the event of any such termination, no party shall under any circumstances have any monetary liability to any other party based upon a breach of any representation or warranty contained herein. The agreements contained in Sections 6.04, 7.02, 10.02, 11.04 and 11.06 shall survive the termination hereof.


ARTICLE 11
MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing
(including telecopy or similar writing) and shall be given,

    if to Parent or Merger Co., to:
          Thompson Dean
          c/o DLJ Merchant Banking III, Inc.
          277 Park Avenue
          New York, NY  10172
          Telecopy: 212-892-7272

    with a copy to:

          George R. Bason, Jr.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York  10017
          Telecopy: 212-450-4800

    if to the Company, to:
          Robert L. Peterson, Chairman of the Board
            and Chief Executive Officer, and
          JoAnn R. Smith, Chairperson of the Special Committee,
          c/o IBP, inc.
          800 Stevens Port Drive
          Dakota Dunes, South Dakota  57049
          Telecopy: (605) 235-2427

         with a copy to:

          Sheila B. Hagen, Esq.
          c/o IBP, inc.
          800 Stevens Port Drive
          Dakota Dunes, South Dakota 57049
          Telecopy: (605) 235-2427

          and with an additional copy to:

          Richard D. Katcher, Esq.
          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Telecopy: 212-403-2222

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

Section 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the representations, warranties and agreements set forth in Sections 7.04, 7.05, 11.04 and 11.06.

Section 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective;
provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.04.   Expenses.  Except as provided in Section
6.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.   Successors and Assigns; Benefit.  The
provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an assignment to one or more of their affiliates. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the 45 present and former officers and directors of the Company shall have the rights set forth in Section 7.04 hereof.

Section 11.06.   Governing Law.  This Agreement shall be
construed in accordance with and governed by the law of the State of New York, except that, insofar as the procedures of the Merger that are subject to Delaware Law because the Parent, Merger Co. and the Company are incorporated in Delaware are concerned, the law of the State of Delaware shall apply.

Section 11.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
IBP, INC.


By:	 /S/ Robert L. Peterson
      --------------------------
	Name: Robert L. Peterson
	Title: Chairman and CEO

      RAWHIDE HOLDINGS CORPORATION



By:	 /S/ Ari Benacerraf
       -------------------------
       Name: Ari Benacerraf
	 Title: President
       RAWHIDE ACQUISITION CORPORATION



By:	 /S/ Ari Benacerraf
       -------------------------
       Name: Ari Benacerraf
	 Title: President